INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 1 of 10 POLICY OWNER: Chief Legal Officer and Corporate Secretary Insider Trading Policy Insider Trading Policy SCOPE This policy applies to members of the Company’s Board of Directors (“Board Members”) and globally to the employees of the Company’s entities in which the Company has a controlling ownership interest or management responsibility, including its subsidiaries, joint ventures, affiliated companies, and distributors, as well as to the Company itself as identified below. If the Company does not have a controlling ownership interest or management responsibility, the Company will take reasonable steps to require compliance with this policy and the law. This policy applies to transactions in Company securities by or for the account of officers’ or Board Members’ Family Members, entities over which they exercise voting or investment control, including trusts, personal charitable foundations, or similar arrangements to the extent as if such transactions were for the account of the officer or Board Member. DEFINITIONS Blackout Period - a period designated by the Company during which Company securities shall not be traded by certain individuals. Family Members - any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, or any person living in your household. Material information - information that would likely affect a reasonable investor’s decision to buy, sell, or hold securities or would affect the market value of the securities if publicly disclosed. Nonpublic information - information that has not yet become publicly disclosed, or if it has been disclosed, insufficient time has elapsed for investors to evaluate the information fully. Securities - include stock (i.e., common or preferred), bonds, notes or debentures (including convertible debt securities), put and call options or other derivative securities and other marketable securities of any company. Exhibit 19

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 2 of 10 Trade or trading – buying or selling securities, as well as writing options or transferring to or from the Company stock fund under the savings plans, deferred compensation or deferred fee plans or other benefit plans. Trading Plan - A plan satisfying the requirements of Securities and Exchange Commission (“SEC”) Rule 10b5-1(c) that allows officers, Board Members and other insiders of publicly traded companies to transact in their company shares at all times, not just outside Blackout Periods. POLICY 1. The following are rules for all employees, Board Members and the Company. A. All employees, Board Members and the Company must comply with all laws and policies prohibiting insider trading. Insider trading occurs when an individual: 1. Buys or sells Company securities based on material, nonpublic information known or obtained by the individual. Examples of material information may include:  dividend increases or decreases;  earnings estimates or results, or a change in a previously announced earnings estimate;  a significant expansion or curtailment of operations or a significant increase or decline in business, including plans to close plants or planned layoffs;  a stock split or stock dividend;  a significant merger or acquisition proposal or agreement, or an agreement or proposal to sell a significant subsidiary or business, or a proposal or agreement to purchase or sell substantial assets;  significant new products, services, or discoveries;  unusual or large borrowing;  offerings or proposals to offer debt or equity securities for sale;  the establishment of a repurchase program for securities;  commencement or settlement of a major claim, lawsuit or regulatory matter;  liquidity problems; or  significant management developments. 2. Discloses or provides material, nonpublic information concerning the Company to another person to enable that person to either buy or sell

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 3 of 10 Company securities or advise others to do so; 3. Buys or sells the securities of another company while in possession of material, nonpublic information concerning that company, if that information was obtained during employment with or providing services to the Company; or 4. Discloses or provides material, nonpublic information regarding another company (obtained during employment with or providing services to the Company) to another person to enable that person to either buy or sell the securities of that company or advise others to do so. The following transactions are covered by this policy: 1. A transaction undertaken through a broker or investment manager, including a privately negotiated transaction or otherwise; 2. A purchase or sale transaction pursuant to the Company’s 2022 Omnibus Incentive Plan or any successor incentive plan thereto; 3. The exercise of stock options to purchase Company common stock pursuant to the Company’s stock option plans; 4. A change to future contributions to any Company stock fund in a 401(k) plan maintained by the Company; 5. A transfer of an existing account balance into or out of any Company stock fund; 6. Any loan under a 401(k) plan that will result in a liquidation (or partial liquidation) of Company stock fund holdings; 7. Any pre-payment of a 401(k) plan loan if the prepayment will be allocated to the Company stock fund; or 8. An election to participate in any Company dividend reinvestment plan, to change the level of participation in the plan or to sell Company stock purchased pursuant to the plan. This policy does not apply to: 1. Purchases of stock in a 401(k) plan or an employee stock purchase plan maintained by the Company when those purchases result from an

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 4 of 10 Employee’s periodic contribution of money to the plans pursuant to a payroll deduction election; or 2. Purchases of Company stock through any Company dividend reinvestment plan when those purchases result solely from a prior reinvestment election with respect to dividends paid on Company securities. B. How to avoid insider trading 1. Refrain from trading in Company securities from the time a material development involving the Company is known until enough time has elapsed for investors to fully evaluate the information. This is generally three business days after the information has been publicly disclosed. 2. Only disclose material, nonpublic information concerning the Company to another person if that person has a need to know the information. 3. If in possession of material, nonpublic information about another company obtained during your employment with the Company, refrain from trading in that company’s securities until after the information has been publicly disclosed. Use the three-day guideline and disclose that information to another person only if that person has a need to know the information. 4. Consider how the transaction might look six months in retrospect. 5. Obtain approval from the Corporate Secretary or Chief Legal Counsel prior to taking any action if you are unsure. C. Trading in Company securities must not occur during a Blackout Period. Generally, Blackout Periods apply only to officers and Board Members. However, special Blackout Periods may be imposed by the Company and may apply to employees in addition to officers and Board Members (such employees, “Restricted Parties”). The Corporate Secretary, Chief Legal Counsel, or the Chief Financial Officer will notify Restricted Parties regarding any trading restrictions. D. Blackout Periods for Company-Sponsored Plans 1. To avoid any appearance of impropriety, the Company, at the end of each quarter, may take an extra measure by restricting Compensation Class 5 (Executive Director) employees from trading Company shares held in any Employee Stock Purchase Plan (ESPP) and from engaging in transactions with respect to their performance shares, restricted stock, restricted stock units or stock options granted under the Company’s 2022 Omnibus

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 5 of 10 Incentive Plan or any successor incentive plan thereto that are held by Fidelity or any third-party broker, as applicable. We suspend the trading of shares held under these plans from the first business day of each quarter through the close of two business days after the day we release earnings. This is known as an “automatic blackout period.” 2. There is no automatic blackout period in place preventing the trading in shares held in the 401k plan. Even so, it is your responsibility not to trade in Company securities when you are in possession of material, non-public information, whether or not any blackout is in effect. 3. This blackout only applies to the Company-sponsored plans described above. You are still able to trade in Company shares through your own personal accounts while this blackout is in effect unless you are subject to a different blackout restriction or are in possession of material, non-public information. Remember that the prohibition against insider trading applies to you all the time and with every trade you make, whether it is through a Company account or purely on your own. If you have any questions, contact the Corporate Secretary or Chief Legal Counsel for assistance. E. Gifts Neither Board Members nor any employees of the Company may make a gift of Company securities while aware of material nonpublic information relating to the Company if such Board Member or employee of the Company knows or is reckless in not knowing the recipient of the gift would sell the securities prior to the Company’s disclosure of such information. Such a situation can arise with gifts of securities to charities, which are often required by their policies to sell securities soon after a gift. F. Trading Plans 1. Rule 10b5-1 of the Securities Exchange Act of 1934 provides a defense from insider trading liability. To be eligible to rely on this defense, a person must enter into a Trading Plan for transactions in Company securities that meets certain conditions specified in the rule. If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. 2. To comply with this policy, a Trading Plan must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1. 3. In general, a Trading Plan must be entered into in good faith at a time when the person entering into the plan is not aware of material nonpublic

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 6 of 10 information regarding the Company. 4. Rule 10b5-1 (i) requires a person (other than a Board Member, an executive officer or the Company) to wait to begin trading under a Trading Plan until 30 days after the adoption of the plan, (ii) generally prohibits a person from having more than one plan in place at the same time and (iii) restricts persons from relying on a single-trade plan more than once during any 12-month period. 5. Once the Trading Plan is adopted, the person must act in good faith with respect to the Trading Plan and not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. 6. Additional requirements with respect to Trading Plans for Board Members and executive officers, including a longer waiting period, are described herein. 2. The following are special rules for officers and Board Members. A. Trading in Company securities must not occur during a Blackout Period. 1. Officers, Board Members and Restricted Parties are subject to four Blackout Periods each year. The Blackout Periods can be found on the Ethics and Compliance internal site. 2. Officers, Board Members and Restricted Parties can only trade in Company securities during pre-designated open trading windows. Officers, Board Members and Restricted Parties must contact the Corporate Secretary or Chief Legal Counsel prior to trading in Company securities to receive approval for the trade. This applies to all activity, including:  buying and selling shares;  exercising options, gifts, loans, pledges or hedges; and  contributions to a trust or any other stock plan transaction. Pre-clearance must be obtained by submitting a notice to trade through the AskMe Portal. The Corporate Secretary or Chief Legal Counsel will determine if the transaction may proceed. 3. Completed transactions of officers and Board Members must be reported immediately to the Corporate Secretary or Chief Legal Counsel to ensure

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 7 of 10 compliance with applicable SEC reporting requirements. 4. The Company prohibits officers and Board Members from engaging in hedging transactions of any kind with respect to Company securities and from holding Company securities in a margin account. Additionally, officers and Board Members may neither maintain nor enter into any arrangement that, directly or indirectly, involves the pledge of Company securities or other use of Company securities as collateral for a loan. 5. Officers and Board Members must not trade in Company securities during a pension fund blackout period. A “pension fund blackout period” refers to a period of more than three consecutive business days during which employee participants in Company-sponsored individual account retirement plans are prohibited from engaging in investment account transactions involving Company securities. B. Officers and Board Members may implement a Trading Plan. 1. Officers and Board Members wishing to implement or modify a Trading Plan must:  pre-clear the Trading Plan or modification to a Trading Plan with the Corporate Secretary or Chief Legal Counsel during an open trading window;  use an independent brokerage firm designated by the Company;  certify that they are (a) not aware of any material, nonpublic information about the Company and (b) adopting the Trading Plan in good faith, and not as a scheme to evade the prohibitions of Rule 10b-5;  provide prompt notification of any adoption, modification or termination of a Trading Plan to the Corporate Secretary;  for Board Members and executive officers, wait to make any trades under the Trading Plan until the later of (i) 90 days after the adoption of the Trading Plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K relating to the quarter in which the Trading Plan was adopted, subject to a maximum of 120 days after adoption of the Trading Plan; and  for officers who are not executive officers, wait to make any trades under the Trading Plan until 30 days after the adoption of the Trading Plan. 2. Officers and Board Members who have a Trading Plan in place must not:

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 8 of 10  have more than one Trading Plan in place at the same time, unless compliant with Rule 10b5-1 and expressly approved by the Corporate Secretary;  make any trades outside the Trading Plan during the period for which the Trading Plan is effective; and  include more than 500,000 shares or options in any single trading plan unless an exception has been approved by the Chair of the Compensation Committee. 3. The Corporate Secretary or Chief Legal Counsel will comply with any applicable U.S. Securities and Exchange Commission (“SEC”) disclosure requirements regarding the implementation of a new Trading Plan. 4. Transactions effected pursuant to a pre-cleared Trading Plan will not require further pre-clearance at the time of the transaction if the Trading Plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining their dates, prices and amounts. 5. Completed transactions under a Trading Plan must be reported immediately to the Corporate Secretary or Chief Legal Counsel to ensure compliance with applicable SEC reporting requirements. 6. Trading plans may only be terminated for “hardship” reasons or in other exceptional circumstances, as determined by the Chief Executive Officer, the Chief Financial Officer, or Chief Legal Counsel. If a plan is terminated under this section, the Officer or Board Member may not enter another plan for a period of six months. The Corporate Secretary or Chief Legal Counsel will comply with any applicable SEC disclosure requirements regarding the termination of a Trading Plan. 7. The Company may modify, suspend or terminate a Trading Plan in the event of a significant corporate event, such as a merger, acquisition, securities offering or significant legal/regulatory matter, and as approved by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Counsel. 8. In the event of major corporate transactions or developments, the Corporate Secretary, Chief Legal Counsel and Chief Financial Officer will evaluate potential plan trades to determine if any public disclosures are required.

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 9 of 10 CONSEQUENCE FOR POLICY VIOLATION The penalties for insider trading violations are severe. Individuals may be subject to the following consequences which may include but are not limited to:  the most serious disciplinary action, up to and including termination of employment;  civil penalties of up to three times the profit gained or loss avoided, injunctions, and forfeiture of profits; and/or  criminal penalties of up to $5,000,000 and/or 20 years in prison for each violation. CONTACT FOR MORE INFORMATION For questions or concerns relating to this policy or to report possible violations, employees may contact:  The employee’s supervisor  Ethics and Compliance Function  The Legal Function  Human Resources In addition to the resources listed above, we can contact the Ethics Help Line. The Help Line is a 24- hour, toll-free hotline available to all employees and third parties anywhere the Company does business to report suspected illegal or unethical activity. You can contact the Ethics Help Line by web or phone at:  Web: ethics.cummins.com  Phone: 1-800-671-9600 (US)  For non-U.S. numbers, visit ethics.cummins.com You may raise your concerns anonymously where allowed by law. The Company does not tolerate retaliation. The Company prohibits retaliation against employees who raise concerns in good faith or who cooperate with an investigation. Refer to the Non-retaliation Policy for more information.

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY RESTRICTED CONFIDENTIAL Page 10 of 10 ASSOCIATED DOCUMENT AND RESOURCE LINKS Non-Retaliation Policy Policy Translations Initial Release Date Last Updated VP Owner Responsible Function May 2023 December 2023 Toni Y. Hickey Chief Legal Officer and Corporate Secretary